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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934


                               (Amendment No. 4)*



                      Allscripts Healthcare Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    01988P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/03
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Liberty Partners Holdings 6, L.L.C.
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)[ ]

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization    United States-DE
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           0
Beneficially             -------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,248,170

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)    8.3%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         00









--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Liberty  Investment Partners 6
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)[ ]
             (b)[X]
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization     United States-FL
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,248,170

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)     8.3%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         PN










--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Peter E. Bennett
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)[ ]

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization    United States
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           20,000
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      20,000
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,268,170

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)     8.4%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN








--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             G. Michael Stakias
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)[ ]

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           12,000
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6. Shared Voting Power          3,248,170
Person With:         -----------------------------------------------------------

                     7. Sole Dispositive Power       12,000
                     -----------------------------------------------------------

                     8. Shared Dispositive Power     3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,260,170

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)     8.4%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN







--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Carl E. Ring, Jr.
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)[ ]

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,248,170

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)     8.3%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN







--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Paul J. Huston
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,248,170

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)     8.3%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN







--------------------------------------------------------------------------------

CUSIP No. 1988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Michael J. Kluger
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           101,200
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      101,200
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,349,370

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)     8.6%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN







--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Tom Greig
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,248,170

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)     8.3%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN






--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Stephen J. Fisher
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           60,525
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      60,525
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,308,695

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)     8.5%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN







--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1. Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

              Timothy Ross
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           4,000
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      4,000
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,252,170

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)     8.4%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         IN







--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1.  Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Liberty Partners, L.P.
--------------------------------------------------------------------------------

         2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)

             (b)[X]
--------------------------------------------------------------------------------

         3.  SEC Use Only
--------------------------------------------------------------------------------

         4.  Citizenship or Place of Organization United States-DE
--------------------------------------------------------------------------------
Number of
Shares               5.  Sole Voting Power           0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting            6.  Shared Voting Power         3,248,170
Person With:         -----------------------------------------------------------

                     7.  Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8.  Shared Dispositive Power    3,248,170
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             3,248,170

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11. Percent of Class Represented by Amount in Row (9)    8.3%
--------------------------------------------------------------------------------

         12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

         OO  -  Limited Partnership








--------------------------------------------------------------------------------

Item 1.

       (a)     Name of Issuer

               Allscripts Healthcare Solutions, Inc.

       (b)     Address of Issuer's Principal Executive Offices

               2401 Commerce Drive
               Libertyville, Illinois  60048

Item 2.

       (a)-(c) This Statement is filed by:

               Liberty Partners Holdings 6, L.L.C. ("LLC");

               Liberty Investment Partners 6 ("LIP"), non-voting member of LLC and manager of LLC;

               and Peter E. Bennett ("Bennett"), G. Michael Stakias ("Stakias"), Carl E. Ring, Jr., ("Ring"), Paul J. Huston ("Huston"), Michael
               J. Kluger ("Kluger"), Tom Greig ("Greig"), Stephen J. Fisher ("Fisher"), Timothy Ross ("Ross") and Liberty Partners, LP ("LP") who are the general partners of LIP (collectively, the "GP's").

               The business address of LLC, LIP and the GP's is 1370 Avenue of the Americas, 34th and 35th Floors, New York, NY 10019. LLC is a Delaware limited liability company, LIP is a Florida general partnership; LP is a Delaware limited partnership and Bennett, Stakias, Ring, Huston, Kluger, Greig, Fisher and Ross are U.S. citizens.

               LLC, LIP and the GP's are individually referred to herein as "Reporting Person" and collectively as the "Reporting Persons."

       (d)     Title of Class of Securities

               Common Stock

       (e)     CUSIP Number

               01988P108

Item 3.

       N/A

Item 4.    Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned: See Row 9 for the amount beneficially owned by each Reporting Person

       (b) Percent of class: See Row 11 for the percentage of class beneficially owned by each Reporting Person

       (c) Number of shares as to which the person has: See Rows 5-8 for the voting and dispositive power for each Reporting Person

Item 5.    Ownership of Five Percent or Less of a Class

             N/A

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           N/A

Item 8.    Identification and Classification of Members of the Group

       The Reporting Persons may be deemed to be a "group" for the purposes of
Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13G is attached hereto as Exhibit A.
          ---------

Item 9.    Notice of Dissolution of Group

           N/A

Item 10.   Certification

           N/A

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17,  2004

                                  /s/Peter E. Bennett
                                  ----------------------------------------------
                                  Peter E. Bennett, individually and as a
                                  general partner of LIP, which is the manager
                                  of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/G. Michael Stakias
                                  ----------------------------------------------
                                  G. Michael Stakias, individually and as a
                                  general partner of LIP, which is the manager
                                  of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Carl E. Ring, Jr.
                                  ----------------------------------------------
                                  Carl E. Ring, Jr., as a general partner of
                                  LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Paul J. Huston
                                  ----------------------------------------------
                                  Paul J. Huston, as a general partner of LIP,
                                  which is the manager of LLC and on behalf of
                                  LIP in his capacity as a general partner
                                  thereof.


                                  /s/Michael J. Kluger
                                  ----------------------------------------------
                                  Michael J. Kluger, individually and as a
                                  general partner of LIP, which is the manager
                                  of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Tom Greig
                                  ----------------------------------------------
                                  Tom Greig, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Stephen J. Fisher
                                  ----------------------------------------------
                                  Stephen J. Fisher, individually and as a
                                  general partner of LIP, which is the manager
                                  of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Timothy Ross
                                  ----------------------------------------------
                                  Timothy Ross, individually and as a general
                                  partner of LIP, which is the manager of LLC
                                  and on behalf of LIP in his capacity as a
                                  general partner thereof.


                                  LIBERTY PARTNERS, L.P., as a general partner of LIP, which is the manager of LLC and on behalf of LIP in its capacity as a general partner thereof.

                                  By:   Liberty Capital Partners, Inc.,
                                        its General Partner


                                  By:   /s/G. Michael Stakias
                                        ----------------------------------------
                                        G. Michael Stakias,
                                        its Managing Director

                                                                       EXHIBIT A
                                                                       ---------

               AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Allscripts Healthcare Solutions, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

         This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.

Dated: February 17, 2004          /s/Peter E. Bennett
                                  ----------------------------------------------
                                  Peter E. Bennett, individually and as a
                                  general partner of LIP, which is the manager
                                  of LLC and on behalf of LIP in his capacity as
                                  a general partner thereof.


                                  /s/G. Michael Stakias
                                  ----------------------------------------------
                                  G. Michael Stakias, individually and as a
                                  general partner of LIP, which is the manager
                                  of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Carl E. Ring, Jr.
                                  ----------------------------------------------
                                  Carl E. Ring, Jr., as a general partner of
                                  LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Paul J. Huston
                                  ----------------------------------------------
                                  Paul J. Huston, as a general partner of LIP,
                                  which is the manager of LLC and on behalf of
                                  LIP in his capacity as a general partner
                                  thereof.


                                  /s/Michael J. Kluger
                                  ----------------------------------------------
                                  Michael J. Kluger, individually and as a
                                  general partner of LIP, which is the manager
                                  of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Tom Greig
                                  ----------------------------------------------
                                  Tom Greig, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Stephen J. Fisher
                                  ----------------------------------------------
                                  Stephen J. Fisher, individually and as a
                                  general partner of LIP, which is the manager
                                  of LLC and on behalf of LIP in his capacity as a general partner thereof.


                                  /s/Timothy Ross
                                  ----------------------------------------------
                                  Timothy Ross, individually and as a general
                                  partner of LIP, which is the manager of LLC
                                  and on behalf of LIP in his capacity as a
                                  general partner thereof.


                                  LIBERTY PARTNERS, L.P., as a general partner of LIP, which is the manager of LLC and on behalf of LIP in its capacity as a general partner thereof.

                                  By:  Liberty Capital Partners, Inc.,
                                       its General Partner


                                  By:  /s/G. Michael Stakias
                                       -----------------------------------------
                                       G. Michael Stakias, its Managing Director